Exhibit 99.1

bebe stores, inc.
Announces First Quarter Fiscal Year 2017 Financial Results

First quarter comparable store sales decreased 3.2%
First quarter gross margin increased 260 bps
First quarter loss per share was $0.10

BRISBANE, CA. - November 3, 2016 - bebe stores, inc. (NASDAQ:BEBE) today announced financial results for the fiscal first quarter ended October 1, 2016.

Manny Mashouf, Chief Executive Officer said, “In the first quarter of Fiscal 2017 we continue to see sustainable changes in our business. We ended the quarter with our inventory and SG&A below the prior year and increased our gross margin 260 bps as a result of fewer markdowns and improved leverage on our occupancy. We had a very strong denim and leggings business which we will continue to invest in offset by weakness in non-apparel and evening dresses. We are working to take advantage of the casual trend taking place and believe we can continue to grow our bottoms business while working to improve our tops business as this is where we believe the fashion direction is taking us. While it is important to consistently get the fashion right we are also finding it a challenge to offset the extremely high levels of markdowns and promotions realized in the prior year. We are committed to protecting the brand image, reducing markdowns and improving inventory turns and believe both our short-term and long-term success depend on our ability to execute our strategic plan.”

For the first quarter of fiscal 2017:

Net sales were $87.2 million, a decrease of 9.4% from $96.3 million reported for the first quarter a year ago. Comparable store sales for the quarter ended October 1, 2016, decreased 3.2% compared to a decrease of 4.1% in the comparable period of the prior year.

Gross margin as a percentage of net sales increased to 31.5% compared to 28.9% in the first quarter of fiscal 2016. The increase in margin was primarily the effect of a reduction in markdowns and promotions and leverage on store occupancy cost.

SG&A expenses were $35.7 million, or 40.9% of net sales, compared to $44.9 million, or 46.6% of net sales, for the same period in the prior year. The prior year includes charges for asset impairment severance and other of $4.3 million or 4.3% of sales. The decrease in SG&A expenses was primarily attributable to a reduction in compensation expense reflecting the effects of savings from restructuring activities offset by $0.8 million in asset impairment cost related to stores.

Net loss for the first quarter of fiscal 2017 was $7.8 million, or $0.10 per share, on 80.1 million diluted shares outstanding, compared to a loss of $17.1 million, or $0.22 per share, on 79.7 million diluted shares outstanding for the same period of the prior year.

During the quarter ended October 1, 2016, the Company closed 4 bebe stores.

Balance sheet summary:
Cash and investments at October 1, 2016 were $47.3 million.
As of October 1, 2016, average finished goods inventory per square foot decreased 16.5% compared to the prior year.
Capital expenditures for the fiscal quarter were approximately $0.2 million, and depreciation expense was approximately $4.3 million.

Fiscal 2017 guidance:

For the second fiscal quarter the Company believes comparable store sales will be in the low to mid-single digit negative range with gross margin improvement and lower SG&A expense which is consistent with the fiscal first quarter results.  Contributing to the comparable store sales decrease is a reduction in the number and frequency of in-store and on-line promotions and markdowns which is consistent with our strategic initiative to protect the brand image and improve gross margin.  We currently anticipate the reduction in promotions to be consistent throughout the fiscal year.

Finished goods inventory per square foot is anticipated to decrease in the mid-teens for the remained of the fiscal year compared to the prior year as we implement the strategic plan discussed in the fiscal 2016 year ended earnings release.

Total capital expenditures for the year are anticipated to be approximately $6 million for relocation, remodels and information technology systems. Depreciation for the year is anticipated to be approximately $17 million.

For fiscal year 2017, the Company does not plan to open any new store locations and to close up to 28 bebe and outlet stores, which will result in a decrease in total store square footage of approximately 16% from the end of fiscal year 2016.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release. Additionally, we cannot provide any assurances as to if, or when, Mr. Mashouf or his affiliates may choose to sell shares of the Company’s common stock.

About bebe
Unique, sophisticated and timelessly sexy, bebe emerged as the first contemporary fashion destination in 1976. Today bebe continues to define next-generation chic while staying true to its assertive, provocative origins. Inspired by Shakespeare’s immortal words “To be, or not to be,” the brand is, at its essence, about living, standing out and truly existing. As a global specialty retailer that designs, develops and produces a unique line of women’s apparel and accessories, bebe currently operates 143 retail stores, 38 outlet stores and bebe.com. In addition to its store locations in the United States, Puerto Rico and Canada, bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in more than 20 countries.

Contact:

bebe stores, inc.
Walter Parks, President, Chief Operating Officer and Interim Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	October 1, 2016	October 3, 2015

Assets

Cash and equivalents	$47,278	$26,542
Available for sale securities	—	15,454
Inventories, net	28,321	34,931
Total current assets	96,048	97,108
Available for sale securities	—	5,290
Property and equipment, net	67,516	89,804
Total assets	167,012	196,063

Liabilities and Shareholders' Equity

Total current liabilities	$28,769	$39,524
Total liabilities	45,781	61,906
Total shareholders' equity	121,231	134,157
Total liabilities and shareholders' equity	167,012	196,063

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended
	October 1,		October 3,
	2016	%	2015	%

Net sales	$87,238	100.0%	$96,283	100.0%
Cost of sales, including production and occupancy	59,743	68.5%	68,420	71.1%

Gross margin	27,495	31.5%	27,863	28.9%
Selling, general and administrative expenses	35,720	40.9%	44,890	46.6%
Operating loss	(8,225)	(9.4)%	(17,027)	(17.7)%
Interest and other income, net	14	—	(87)	(0.1)%

Loss before tax provision and earnings from equity investment	(8,211)	(9.4)%	(17,114)	(17.8)%
Income tax provision	17	—	27	—
Earnings in equity method investment	450	0.5%	—	—
Net loss	$(7,778)	(8.9)%	$(17,141)	(17.8)%

Earnings per share amounts;
Basic	$(0.10)		$(0.22)
Diluted	$(0.10)		$(0.22)

Basic weighted average shares outstanding	80,068		79,722
Diluted weighted average shares outstanding	80,068		79,722

Number of stores open at beginning of period	186		201
Number of stores opened during period	—		1
Number of stores closed during period	4		1
Number of stores open at end of period	182		201

Number of stores expanded/relocated during period	—		—
Total square footage at end of period (000's)	710		787